Exhibit 16.1 – Letter Regarding Change in Certifying Accountant
September 15, 2006
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Bank of Granite Corporation’s Form 8-K dated September 12, 2006, and have the following comments:
1.	We agree with the statements made in the first three paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the last two paragraphs.
Yours truly,
/s/ Deloitte & Touche LLP
Charlotte, North Carolina